PROMISSORY NOTE

FOR VALUE RECEIVED, Entranet, Inc., a Florida corporation (the “Maker”), promises to pay to the order of Eleftherios Papgeorgiou, an individual (the “Holder”), the principal amount of eighteen thousand ($18,000) for the payments made by Holder on the Maker’s behalf as set forth on Exhibit A hereto, together with interest accrued on or before December 31, 2014. Maker may at any time prior to conversion, redemption or repayment in full of this Note repay all or any part of said loans under this Note.

1. Interest. The outstanding principal balance of this Interest shall accrue on the outstanding principal balance of this Note at a fixed rate of four percent (4%) per annum. Interest shall be calculated on the basis of a 365-day year.

2. Interest Method Of Payment; Application. Payments (including all prepayments) received by Holder on this Note shall be applied first to the payment of accrued and unpaid interest and only thereafter to the outstanding principal balance of this Amended and Restated Promissory Note.

3. Prepayment. Maker may prepay the principal and accrued interest due at any time without penalty.

4. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) delivered in person or (iv) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient’s telecopier or facsimile machine (with a copy thereof sent in accordance with clause (i), (ii) or (iii) above). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To the Maker: 101 Plaza Real South, St. 202N, Boca Raton, 33432 FL USA

To the Holder: 44 Plateon Street, 54249 Thessaloniki Greece

6. Governing law. This Note shall be governed by, and shall be construed and interpreted in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

7. Entire agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified, amended, or changed except in writing.

8. Benefits; binding effect. This Note shall be for the benefit of, and shall be binding upon, the Maker and the Holder and their respective successors and assigns.

9. Headings. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

EXHIBIT A

Date			Amount		Recipient
	April	16,	2014	$12,000	Todd	Feinstein
	June	18,	2014	$ 6,000	Todd	Feinstein